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ION LASER TECHNOLOGY, INC.                            NEWS RELEASE
3828 SOUTH MAIN STREET
SALT LAKE CITY, UTAH 84115

FOR IMMEDIATE RELEASE                                 Contact:  Richard V. Trefz
---------------------                                           801-262-5555


                    ION LASER TECHNOLOGY MAKES ANNOUNCEMENT

          SALT LAKE CITY, May 5, 1998 -- Ion Laser Technology, Inc. (AMEX:ILT) announced that its Board of Directors had adopted a number of measures intended to address the Company's weakened financial condition. The Board approved plans for a significant restructuring of the Company's operations, research and development activities, and management and research personnel. The Company also completed the issuance of $5,000,000 of additional Common Stock to the Company's principal shareholder in order to provide needed cash resources.

          In connection with the restructuring, Milton G. Adair, Acting President of the Company, Richard S. Braddock, Chairman of the Board, and David
E. Neff have resigned as directors, and Brian Delaney and R. Eric Montgomery have been elected as new directors. Anthony M. Pilaro will also continue to serve as a director, and Mr. Adair has agreed to serve as a consultant to the Company until July 31, 1998. Richard V. Trefz, a continuing director and an executive with 20 years of management experience in medical and industrial products, will become President and Chief Executive Officer.

          Pursuant to a Stock Purchase Agreement with LCO Investments Limited
(LCO), LCO has purchased from the Company 1,860,465 shares of Common Stock for an aggregate purchase price of $5,000,000. The new shares, when added to LCO's other holdings, constitute approximately 33% of the Company's Common Stock and 40% on a fully diluted basis giving effect to exercisable options. Pursuant to the Stock Purchase Agreement, the Company has amended the terms of LCO's outstanding options for 1,173,334 shares of Common Stock to change the exercise price of the options from $9.00 to $4.50 per share. LCO is retaining its right, granted in 1996 in connection with an earlier purchase, to nominate for election and remove two Directors of the Company for so long as LCO and its affiliates and permitted transferees continue to hold 5% or more of the the Company's
outstanding Common Stock.   Pursuant to this right, LCO nominated Messrs.
Montgomery and Delaney as directors of the Company. Mr. Pilaro is a director of LCO, as well as a director of CAP Advisers Limited, the sole trustee of a trust which owns all of the interests in LCO.

          The Company has experienced significant delays in completing the testing to permit initial production of its dental and tooth whitening device known as Apollo 9500, which has occasioned delays in the testing of related whitening and composite materials. Because of these delays, and the substantial expenses incurred by the Company for pre-production, marketing and sales efforts in connection with these products, the Company's cash and short-
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term capital resources had fallen to a level that the Board of Directors considered insufficient to carry out the Company's announced plans for continued development and ultimate production of these and other products and to continue normal operations. The Board of Directors approved the stock sale to LCO as part of its overall plan for improving the immediate liquidity of the Company and providing working capital for the pursuit of the Company's activities, including research and development.

          Because of technical difficulties in the production of Apollo 9500 units to meet minimum specifications, the Company expects that it will be unable to honor a June 30, 1998 deadline for delivery of Apollo 9500 units to its exclusive domestic distributor, Dental/Medical Diagnostics, Inc. (DMD). Under the Company's agreement with DMD, a failure to meet the June 30 deadline could result in DMD's termination of the agreement and could require the Company to refund $500,000 in advance payments received from DMD. The Company has initiated a re-evaluation of the existing Apollo 9500 design and plans to revise the product specifications to ensure consistent and verifiable curing and teeth whitening capacities. Until such improvements are made and tested to the satisfaction of Company management, the Company will not make any deliveries of Apollo 9500 units. The Company cannot currently estimate a date by which it could deliver Apollo 9500 units and, therefore, there can be no assurance that any continuation of the distribution agreement with DMD beyond June 30 would permit the Company to earn revenues under that agreement or would not result in further delivery failures. The Company expects to engage in discussions with DMD with respect to their distribution arrangements and the Apollo 9500. The Company cannot predict the outcome of those discussions.

          The Company had anticipated that whitening chemistry and composite materials for use with the Apollo 9500 would produce revenues for the Company in fiscal 1998. This is now uncertain, and the Company believes that consumable materials will not be available for sale until the Apollo 9500 is ready for delivery.

          The new Board of Directors has determined that while the Company continues development of the Apollo 9500, the Company's longer term business strategy will focus on the development of teeth whitening materials and a second-generation laser tooth whitening (LTW) system. As part of this effort, the Company has retained the consulting services of John W. Warner, an experienced research and technology consultant and entrepreneur who was one of the leading contributors to the development of ophthalmic applications of laser technology. The Company expects that Dr. Warner, under the direction of Mr. Trefz, the President and CEO, will lead the Company's assessment of existing products and LTW development efforts at research and development facilities to be established in Illinois. Dr. Warner has previously acted as a consultant to Michigan State University and Northwestern University, and was the founder and CEO of Taunton Technologies, Inc., a predecessor of VISX Inc. Mr. Pilaro was also a founder of Taunton Technologies.

          In an effort to control Company expenses and to concentrate available resources

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on the products that the Company considers most promising, the Company intends to shut down its manufacturing operations in Salt Lake City and sell its plant there as soon as practicable, and is terminating and making severance arrangements for substantially all of its employees. The Company currently plans to close down or, if a purchaser can be found, to sell its industrial laser division. The Company expects to take a one-time special charge of approximately $2.2 million (pre-tax) in the fiscal quarter ending March 31, 1998 in conjunction with the restructuring.

          The Company's headquarters will be relocated to Pennsylvania. The Company is currently considering the establishment of new production facilities at the Pennsylvania location, but a final decision has not yet been made. Production of the Apollo 9500 is expected to be moved to Illinois on an interim basis.

          The new President and CEO of the Company, Richard Trefz, has extensive and varied management experience. From 1995 to the present, he has served as Group Vice President of Inductotherm Industries, Inc., responsible for overseeing strategic planning, manufacturing and marketing at three industrial manufacturing subsidiaries. He previously served as President of Den-Tal-Ez, Inc., a manufacturer of dental operatory equipment.

          R. Eric Montgomery, a new Director, is an experienced chemist who holds numerous patents for dental and other health-related technologies. He is the President and CEO of OraCeutical LLC and also serves as president or scientific consultant to several other dental products companies. He has previously provided consulting services to the Company with respect to the development of chemical teeth whitening agents.

          Brian Delaney, a new Director who has been appointed Acting Chief Financial Officer, is a chartered accountant in Ireland who has been Group Financial Director of CAP Advisers Limited since 1994.

          The Company has also retained the consulting services of Salim Nathod. Dr. Nathod is an internationally recognized expert in teeth whitening technologies who is also associated with OraCeutical LLC. He was previously a senior researcher in advanced oral care technology with Colgate Palmolive Co., and has published widely in his field. Dr. Anthony Cipolla, who was the co-designer and original product manager for the Apollo 9500, will continue as a consultant to the Company with respect to that product.

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